UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2011

NeuMedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-2267658
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 00-10039

4751 Wilshire Boulevard, Third Floor
Los Angeles, CA 90010
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

NeuMedia, Inc. (the “Company”) previously filed a current report on Form 8-K on July 11, 2011 (the “Initial Form 8-K”) announcing the appointment of Peter Adderton as interim Chief Effective Officer of the Company. This current report on Form 8-K/A amends and restates Item 5.02 of the Initial Form 8-K to correct the effective date of Mr. Adderton’s appointment.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 15, 2011, Peter Adderton has been appointed as the interim Chief Executive Officer of NeuMedia, Inc. (the “Company”) pursuant to the terms of the agreement described below.

Mr. Adderton, 45, is currently the chairman and Chief Executive Officer of Agency 3.0, a digital marketing services company, where he leads the company’s practice focusing on mobile and wireless clients.  In addition, he is also Founder and Chief Executive Officer and a majority owner of Digital Turbine Group, LLC, a multimedia management technology company.  In 2004, Mr. Adderton founded Amp’d Mobile where he served as President and Chief Executive Officer from 2004 to 2007.  In 2000 Mr. Adderton founded Boost Mobile, subsequently acquired by Sprint-Nextel, where he served as Chief Executive Officer from 2000 to 2003.

Mr. Adderton’s appointment as interim Chief Executive Officer of the Company was made in connection with the Company amending its previously announced letter of intent to acquire Digital Turbine.  The letter of intent provides that the Company may acquire the assets of Digital Turbine in exchange for five million shares of the Company’s common stock.  The proposed transaction is subject to customary conditions and is also subject to the Company closing a financing with proceeds of at least $10 million.  The terms of the proposed transaction outlined in the letter of intent are not binding on the Company or Digital Turbine, and the proposed transaction may not occur or may not occur on the terms currently set forth in the letter of intent.

The Company and Digital Turbine amended the letter of intent to extend the term of the letter of intent until August 31, 2011.  In return for Digital Turbine’s agreement to extend the term of the letter of intent, the Company agreed to make two payments to Digital Turbine of $50,000 each, and Digital Turbine has agreed to cause Mr. Adderton to serve as interim Chief Executive Officer of the Company.  The letter of intent contemplates that, in the event the proposed transaction occurs, Mr. Adderton will become the Company’s Chief Executive Officer and a member of the board of directors and that the Company and Mr. Adderton would enter into an employment agreement, which will provide for base and bonus compensation in cash as well as equity compensation.  In the event that the transaction contemplated by the letter of intent is not consummated, Mr. Adderton will cease to serve as our interim Chief Executive Officer.

Since September 2010, Mr. Adderton has also been a member of the Company’s Advisory Board and has been providing consulting services under a consulting agreement with the Company.  The consulting agreement has a one year term and provides that Mr. Adderton will assist with various aspects of the Company’s business and on strategic matters.  In return of the consulting services, Mr. Adderton will receive a warrant to purchase 150,000 shares of the Company’s common stock at a per share price of $0.39.  The warrant will be fully vested on September 27, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuMedia, Inc.

July 13, 2011	By:	/s/ David Mandell
	Name:	David Mandell
	Title:	Corporate Secretary

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